EXHIBIT 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE	Contact: Stacy Feit
(818) 871-3000
investorrelations@thecheesecakefactory.com

THE CHEESECAKE FACTORY REPORTS RESULTS FOR

FIRST QUARTER OF FISCAL 2019

CALABASAS HILLS, Calif., — May 1, 2019 — The Cheesecake Factory Incorporated (NASDAQ: CAKE) today reported financial results for the first quarter of fiscal 2019, which ended on April 2, 2019.

Total revenues were $599.5 million in the first quarter of fiscal 2019 compared to $584.7 million in the first quarter of fiscal 2018. Net income and diluted net income per share were $27.0 million and $0.60, respectively, in the first quarter of fiscal 2019.

Excluding the after-tax impact of the $1.5 million loss on the Company’s minority investments, net income and diluted net income per share for the first quarter of fiscal 2019 would have been $28.1 million and $0.62, respectively. Please see the Company’s reconciliation of non-GAAP financial measures at the end of this release.

Comparable restaurant sales at The Cheesecake Factory restaurants increased 1.3% in the first quarter of fiscal 2019.

“Both comparable sales at The Cheesecake Factory restaurants and adjusted earnings per share were at the higher end of our expectations during the first quarter,” said David Overton, Chairman and Chief Executive Officer. “Strong performance within the off-premise channel and across our marketing initiatives contributed to the top-line results. Importantly, our operators executed well, driving solid flow-through to support profitability.”

Overton concluded, “The year is off to a great start and we look forward to continuing to deliver memorable experiences to our guests, bringing The Cheesecake Factory to new markets, both domestic and abroad, and positioning the Company for additional long-term growth potential.”

Development

The Company continues to expect to open as many as six Cheesecake Factory restaurants in fiscal 2019, including the Oxnard, California location that opened in April. In addition, the first location of the Company’s new fine fast-casual concept, Social Monk Asian Kitchen, opened during the first quarter of 2019, as expected.

During fiscal 2019, the Company also continues to expect as many as five restaurants to open internationally under licensing agreements. This includes the fourth location in Mexico, which opened in February. In addition, the

26901 Malibu Hills Road, Calabasas Hills, CA 91301 • Telephone (818) 871-3000 • Fax (818) 871-3100

licensed Cheesecake Factory location in Beirut ceased operations today due to the geopolitical environment in Lebanon.

Capital Allocation

The Company’s Board of Directors declared a quarterly cash dividend of $0.33 per share of the Company’s common stock. The dividend is payable on May 29, 2019 to shareholders of record at the close of business on May 16, 2019.

During the first quarter of fiscal 2019, the Company repurchased approximately 246,000 shares of its common stock at a cost of $11.1 million.

Conference Call and Webcast

The Company will hold a conference call to review its results for the first quarter of fiscal 2019 today at 2:00 p.m. Pacific Time. The conference call will be webcast live on the Company’s website at investors.thecheesecakefactory.com and a replay of the webcast will be available through May 31, 2019.

About The Cheesecake Factory Incorporated

The Cheesecake Factory Incorporated created the upscale, casual-dining segment in 1978 with the introduction of its namesake concept. The Company, through its subsidiaries, owns and operates 219 restaurants throughout the United States, including Puerto Rico, and Canada, comprised of 202 restaurants under The Cheesecake Factory® mark; 14 restaurants under the Grand Lux Cafe® mark; two restaurants under the RockSugar Southeast Asian Kitchen® mark and one restaurant under the Social Monk Asian Kitchen™ mark. Internationally, 21 The Cheesecake Factory® restaurants operate under licensing agreements. The Company’s bakery division operates two bakery production facilities, in Calabasas Hills, CA and Rocky Mount, NC, that produce quality cheesecakes and other baked products for its restaurants, international licensees and third-party bakery customers. In 2019, the Company was named to the FORTUNE Magazine “100 Best Companies to Work For®” list for the sixth consecutive year. To learn more about the Company, visit www.thecheesecakefactory.com.

From FORTUNE. ©2019 Fortune Media IP Limited. FORTUNE 100 Best Companies to Work For is a trademark of Fortune Media IP Limited and is used under license. FORTUNE and Fortune Media IP Limited are not affiliated with, and do not endorse products or services of, Licensee.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as codified in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include, without limitation, statements regarding continuing to deliver memorable experiences to guests, bringing The Cheesecake Factory to new markets, both domestic and abroad, positioning the Company for additional long-term growth potential and restaurant openings during fiscal 2019. Such forward-looking statements include all other statements that are not historical facts, as well as statements that are preceded by, followed by or that include words or phrases such as “believe,” “plan,” “will likely result,” “expect,” “intend,” “will continue,” “is anticipated,” “estimate,” “project,” “may,” “could,” “would,” “should” and similar expressions. These statements are based on current expectations and involve risks and uncertainties which may cause results to differ materially from those set forth in such statements. Investors are cautioned that forward-looking statements are not guarantees of future performance and that undue reliance should not be placed on such statements. These forward-looking statements may be affected by factors outside of the Company’s control including: economic and political conditions that impact consumer confidence and spending; impact of recently enacted tax reform; acceptance and success of The Cheesecake Factory in international markets; acceptance and success of the North Italia, Flower Child and Social Monk Asian Kitchen concepts; the risks of doing business abroad through Company-owned restaurants and/or licensees; foreign exchange rates, tariffs and cross border taxation; changes in unemployment rates; changes in laws impacting the Company’s business, including increases in minimum wages and benefit costs; the economic health of the Company’s landlords and other tenants in retail centers in which its restaurants are located; the economic health of suppliers, licensees, vendors and other third parties providing goods or services to the Company; adverse weather conditions in regions in which the Company’s restaurants are located; factors that are under the control of government agencies, landlords and other third parties; the risk, costs and uncertainties associated with opening new restaurants; and other risks and uncertainties detailed from time to time in the Company’s filings with the Securities and Exchange Commission (“SEC”). Forward-looking statements speak only as of the dates on which they are made and the Company undertakes no obligation to publicly update or revise any forward-looking statements or to make any other forward-looking statements, whether as a result of new information, future events or otherwise, unless required to do so by law. Investors are referred to the full discussion of risks and uncertainties associated with forward-looking statements and the discussion of risk factors contained in the Company’s latest Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K as filed with the SEC, which are available at www.sec.gov.

The Cheesecake Factory Incorporated

Condensed Consolidated Financial Statements

(unaudited; in thousands, except per share and statistical data)

	13 Weeks Ended		13 Weeks Ended
	April 2, 2019		April 3, 2018
Consolidated Statements of Income	Amount	Percent of Revenues	Amount	Percent of Revenues
Revenues	$599,481	100.0%	$584,697	100.0%
Costs and expenses:
Cost of sales	136,187	22.7%	134,220	23.0%
Labor expenses	217,310	36.2%	209,575	35.8%
Other operating costs and expenses	153,221	25.6%	144,976	24.8%
General and administrative expenses	39,123	6.5%	39,274	6.7%
Depreciation and amortization expenses	21,362	3.6%	24,002	4.1%
Preopening costs	2,130	0.4%	1,099	0.2%
Total costs and expenses	569,333	95.0%	553,146	94.6%
Income from operations	30,148	5.0%	31,551	5.4%
Loss on investment in unconsolidated affiliates	(1,450)	(0.2)%	(89)	0.0%
Interest and other income/(expense), net	2	0.0%	(1,417)	(0.3)%
Income before income taxes	28,700	4.8%	30,045	5.1%
Income tax provision	1,716	0.3%	4,016	0.6%
Net income	$26,984	4.5%	$26,029	4.5%

Basic net income per share	$0.61	$0.57
Basic weighted average shares outstanding	44,255	45,552

Diluted net income per share	$0.60	$0.56
Diluted weighted average shares outstanding	44,984	46,574

Selected Segment Information
Revenues:
The Cheesecake Factory restaurants	$548,633		$535,123
Other	50,848		49,574
Total	$599,481		$584,697

Income/(loss) from operations:
The Cheesecake Factory restaurants	$61,245		$61,566
Other	5,325		6,362
Corporate	(36,422)		(36,377)
Total	$30,148		$31,551

Selected Consolidated Balance Sheet Information	April 2, 2019 (1)	January 1, 2019
Cash and cash equivalents	$22,529	$26,578
Total assets	2,074,954	1,314,133
Total liabilities	1,533,600	743,074
Stockholders’ equity	541,354	571,059

(1) Adoption of the new lease accounting standard (ASC 842) at January 2, 2019, resulted in the increase of lease-related assets and liabilities of $788.4 million and $844.6 million, respectively, and a reduction to retained earnings of $42.4 million, net of tax.

The Cheesecake Factory Restaurants	13 Weeks Ended	13 Weeks Ended
Supplemental Information	April 2, 2019	April 3, 2018
Comparable restaurant sales	1.3%	2.1%
Restaurants opened during period	—	—
Restaurants open at period-end	201	199
Restaurant operating weeks	2,613	2,587

Reconciliation of Non-GAAP Results to GAAP Results

In addition to the results provided in accordance with accounting principles generally accepted in the United States of America (“GAAP”) in this press release, the Company is providing non-GAAP measurements which present net income and diluted net income per share excluding the impact of certain items. The non-GAAP measurements are intended to supplement the presentation of the Company’s financial results in accordance with GAAP. The Company uses these non-GAAP financial measures for financial and operational decision-making and as a means to evaluate period-to-period comparisons. Reconciliations of our anticipated adjusted diluted net income per share ranges to their corresponding GAAP measures have not been provided as we cannot determine the probable significance or timing of certain reconciling items which are outside of our control and therefore cannot be reasonably predicted.

The Cheesecake Factory Incorporated

Reconciliation of Non-GAAP Financial Measures

(unaudited; in thousands, except per share data)

	13 Weeks Ended	13 Weeks Ended
	April 2, 2019	April 3, 2018

Net income (GAAP)	$26,984	$26,029
After-tax impact from:
— Loss on investment (1)	1,073	66
Adjusted net income (non-GAAP)	$28,057	$26,095

Diluted net income per share (GAAP)	$0.60	$0.56
After-tax impact from:
— Loss on investment	0.02	0.00
Adjusted diluted net income per share (non-GAAP)	$0.62	$0.56

(1) The pre-tax amounts associated with these items were $1.5 million in fiscal 2019 and $0.1 million in fiscal 2018. These amounts were recorded in loss on investment in unconsolidated affiliates. The tax effect assumes a 26% tax rate based on the federal statutory rate and an estimated blended state tax rate.